Consent of Independent Accountants



We hereby conssent to to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 46 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 30, 1997, relating to the financial statements and financial highlights appearing in the April 30, 1997 Annual report to Shareholders of INVESCO Dynamics Fund, Inc. (now known as INVESCO Capital Appreciation Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
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Price Waterhouse LLP


Denver, Colorado
June 25, 1997